                                                                    EXHIBIT 10.9

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                              SETTLEMENT AGREEMENT
                                 BY AND BETWEEN
                    THE BETH ISRAEL DEACONESS MEDICAL CENTER
                                       AND
                              DECODE GENETICS, INC.


         This License Agreement (hereinafter, the "Agreement") is effective as of the 31st day of December 1997 (hereinafter, the "Effective Date") between Beth Israel Deaconess Medical Center (hereinafter "BIDMC"), a nonprofit corporation existing under the laws of the Commonwealth of Massachusetts and having its principal place of business at One Deaconess Road, Boston, MA 02215, and deCode Genetics, Inc., (hereinafter "deCode") a corporation existing under the laws of Delaware and having its principal place of business at Lynghais 1, 110 Reykjavik, Iceland.

         WHEREAS, utilizing BIDMC facilities and resources Dr. Kari Stefansson performed a study of multiple sclerosis and identified linkage to an approximately 200 kb segment of DNA;

         WHEREAS, Dr. Stefansson has identified at least two genes in the HLA region which are associated with myelin-forming cells and are candidate genes for multiple sclerosis;

         WHEREAS, Dr. Stefansson also began systematically sequencing the DNA from the 200 kb segment using facilities and resources of BIDMC;

         WHEREAS, the parties have agreed that any Technology (as defined below) made by Dr. Stefansson identified above, between November 1, 1993 and the Effective Date, shall be jointly owned by the parties.

         NOW THEREFORE, in consideration of the premises and mutual covenants and conditions set forth below, BIDMC and deCode agree as follows:



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1.  DEFINITIONS.

         1.1 "TECHNOLOGY" shall mean all inventions creations ideas, know-how, data, and information, whether patentable or not, which have been conceived, reduced to practice, developed, derived, collected, made or otherwise generated by Dr. Stefansson, between November 1, 1993 and the Effective Date, alone or in collaboration with one or more or employees, staff members or contractors of BIDMC, and which are associated with the linkage of the 200 kb segment of DNA to the multiple sclerosis trait.

         1.2 "LICENSED PATENTS" shall mean all patents, patent applications, reissues, reexaminations, renewals, divisions, and continuations throughout the world, including but not limited to those listed on Exhibit A, directed, to inventions that have been made between November 1, 1993 and the Effective Date by Dr. Stefansson alone or in collaboration with one or more employees, staff members, or contractors of BIDMC, covering or relating to the Technology.

         1.3 "KNOWHOW" shall mean all confidential technology, whether patentable or not, that has been discovered, invented, or developed between November 1, 1993 and the Effective Date by Dr. Stefansson alone or in collaboration with one or more employees, staff members, or contractors of BIDMC during the course of performing research on the Technology and which is useful in connection with the discovery, optimization, manufacture, use, or sale of any Royalty-Bearing Products.

         1.4 "ROYALTY-BEARING PRODUCT" shall mean any product which is developed and sold by deCode or its sublicensees, which is derived from the 200 kb segment of DNA and which is intended for the diagnosis or treatment of multiple sclerosis.

         1.5 "NET SALES" shall mean the gross amount invoiced by deCode or its Affiliates for sales by deCode or its Affiliates of Royalty-Bearing Products, less (a) credits or allowances, if any, actually granted, (b) discounts actually allowed, (c) freight, postage, and insurance charges and additional special packaging charges, (d) customs duties, (e) excises, sales taxes, duties or other taxes imposed upon and paid with respect to such sales (excluding what is commonly known as income taxes), and (f) deductions for bad debts.





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         1.6 "SUBLICENSE INCOME" shall mean license fees and royalties paid to
deCode or its Affiliates by sublicensees of deCode or its Affiliates for sales of Royalty-Bearing Products by the sublicensees, but shall not include debt or equity investments, and research and development payments.

         1.7 "VALID CLAIM" shall mean a claim of any unexpired United States or foreign patent or patent application which shall not have been withdrawn, cancelled, or disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision, and in the case of a patent application, has not been pending for more than five (5) years.

         1.8 "MAJOR MARKET COUNTRY" means the United States, United Kingdom, Germany, France, Italy or Japan.

         1.9 "FDA" shall mean the United States Food and Drug Administration or the equivalent governmental agencies in a Major Market Country (including the European Medicines Evaluation Agency).

         1.10 "AFFILIATE" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with a party. The purposes of this Section 1.10, "control" shall mean,
  (a) in a case of corporate entities, direct or indirect ownership of at least 50% of the stock or shares having the right to vote for the election of directors and (b) in a case of noncorporate entities, direct or indirect ownership of at least 50% of the equity interest with the power to direct the management and policies of such noncorporate entities.

2. OWNERSHIP.

         BIDMC and deCode shall jointly own the Licensed Patents and the Knowhow. BIDMC and deCode agree to execute or have executed all documents and assignments reasonably necessary to establish BIDMC and deCode as the record owners of the Licensed Patents and the Knowhow. The Technology and resulting Licensed Patents and Knowhow are limited to genes for multiple sclerosis in the 200 kb segment of DNA and BIDMC shall not have, or acquire, any rights to any other genes identified by Dr. Stefansson or deCode in such 200 kb segment of DNA.




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3.  LICENSED GRANT

         BIDMC hereby grants deCode and its Affiliates, and deCode and its Affiliates, accept, an exclusive, worldwide license to all of BIDMC's interest in and to the Licensed Patents and the Knowhow, including the right to sublicense all such rights, under terms not inconsistent with the terms set forth in this Agreement to make, have made, use, sell, offer to sell, and import Royalty-Bearing Products.

4.  LICENSE FEES, MILESTONES, MAINTENANCE FEES, AND ROYALTIES.

         4.1    LICENSE FEES.

                4.1.1 CASH PAYMENT. deCode shall make the following payments to BIDMC upon the occurrence of the following events:

         [CONFIDENTIAL TREATMENT REQUESTED]

         These cash payments are non-refundable and not creditable against future royalties that may be due.

                4.1.2 PREFERRED STOCK PAYMENTS. deCode shall make the following payments to BIDMC upon the occurrence of the following events:

                           (a) Upon execution of this Agreement by deCode and
BIDMC, deCode shall issue to BIDMC [CONFIDENTIAL TREATMENT REQUESTED] shares of deCode's Series A Preferred Stock.

                           (b) Upon the first anniversary of the Effective Date,
deCode shall issue to BIDMC that number of shares of deCode's Series A Preferred Stock that can





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


be purchased with [CONFIDENTIAL TREATMENT REQUESTED] at a purchase price equal to the last price paid per share (or the last valuation per share in the case of a non-cash transaction, e.g., license agreement, lease line, etc.) for deCode's preferred stock before the first anniversary of the Effective Date, or if deCode closes an initial public offering, the last price paid by the public for deCode's common stock at the close of trading on the day preceding the first anniversary of the Effective Date.

         (c) Upon the second anniversary of the Effective Date, deCode shall issue to BIDMC that number of shares of deCode's Series A Preferred Stock that can be purchased with [CONFIDENTIAL TREATMENT REQUESTED] at a purchase price equal to the last price paid per share (or the last valuation per share in the case of a non-cash transaction, e.g., license agreement, lease line, etc.) for deCode's preferred stock before the second anniversary of the Effective Date, or if deCode closes an initial public offering, the last price paid by the public for deCode's common stock at the close of trading on the day preceding the second anniversary of the Effective Date.

         These license fees are non-refundable and not credible against future royalties that may become due.

                4.1.3    TERMS OF SERIES A PREFERRED STOCK.

         (a) The Series A Preferred Stock paid to BIDMC pursuant to Sections
4.1.2. (a) - (c) above shall be issued pursuant to a stock purchase agreement in substantially the form attached hereto as Exhibit B (the "Stock Purchase Agreement"). Prior to each of the first anniversary and second anniversary of the Effective Date with respect to each respective payment pursuant to Sections
4.1.2. (b) and (c) above, deCode shall prepare, execute and deliver to BIDMC the Stock Purchase Agreement that shall set forth the appropriate price paid per share and number of shares, and upon receiving BIDMC's executed copy thereof, shall issue, and deliver to BIDMC a share certificate for the appropriate number of shares of Series A Preferred Stock. Section 3(d) of the Stock Purchase Agreement shall be utilized only in connection with the initial issuance of [CONFIDENTIAL TREATMENT REQUESTED] shares of deCode's Series A Preferred Stock to BIDMC pursuant to Section 4.1.2(a). Section 3(d) shall not be utilized in the Stock Purchase Agreement in connection with the issuances to BIDMC pursuant to Sections 4.1.2(b) and 4.1.2(c).




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         (b) Upon such date that such appropriate number of shares of deCode's
Series A Preferred Stock is issued to BIDMC pursuant to Sections 4.1.2. (a)-(c) above, BIDMC shall hold the same rights, preferences and privileges as the other holders of outstanding shares of deCode Series A Preferred Stock on such date, pursuant to deCode's Amended and Restated Certificate of Incorporation and Amended and Restated Investor Rights Agreement in effect on such date.

                4.2 MILESTONES. deCode shall make the following payments to BIDMC within thirty (30) days of the first occurrence (and not for any subsequent occurrences) of the following milestone events:

[CONFIDENTIAL TREATMENT REQUESTED]

                  These milestone payments are non-refundable and not creditable against any future royalties that may be due.

                4.3 ANNUAL MAINTENANCE FEES. deCode shall pay to BIDMC [CONFIDENTIAL TREATMENT REQUESTED]on the first anniversary and each subsequent anniversary of the Effective Date during the term of this Agreement. Such annual maintenance fee shall be creditable against royalties that become due to BIDMC in the calendar year following such payment.



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         4.4      ROYALTIES.

         4.4.1  ROYALTIES ON ROYALTY-BEARING PRODUCTS SOLD BY DECODE.

         (A) THERAPEUTIC PATENTED PRODUCTS. deCode will pay to BIDMC a royalty of [CONFIDENTIAL TREATMENT REQUESTED]of Net Sales for all Royalty-Bearing Products that are approved by the FDA for therapeutic use in the country where the Royalty-Bearing Products are sold and that are covered by at least one Valid Claim of a Licensed Patent in the country where such Royalty-Bearing Products are sold.

         (B) DIAGNOSTIC PATENTED PRODUCTS. deCode will pay to BIDMC a royalty of [CONFIDENTIAL TREATMENT REQUESTED]of Net Sales for all Royalty-Bearing Products that are approved by the FDA for diagnostic use in the country where such Royalty-Bearing Products are sold and that are covered by at least one Valid Claim of a Licensed Patent in the country where such Royalty-Bearing Products are sold.

         (C) UNPATENTED THERAPEUTIC PRODUCTS INCLUDING KNOWHOW. deCode will pay to BIDMC a royalty of [CONFIDENTIAL TREATMENT REQUESTED]of Net Sales for all Royalty-Bearing Products that are approved by the FDA for therapeutic use in the country where such Royalty-Bearing Products are sold and that are not covered by at least one Valid Claim of a Licensed Patent in the country where such Royalty-Bearing Products are sold.

         (D) UNPATENTED DIAGNOSTIC PRODUCTS INCLUDING KNOWHOW. deCode will pay to BIDMC a royalty of [CONFIDENTIAL TREATMENT REQUESTED]of Net Sales for all Royalty-Bearing Products that are approved by the FDA for diagnostic use in the country where such Royalty-Bearing Products are sold and that are not covered by at least one Valid Claim of a Licensed Patent in the country where such Royalty-Bearing Products are sold.

         4.4.2 ROYALTIES ON ROYALTY-BEARING PRODUCTS SOLD BY SUBLICENSEES.

         (A) PATENTED SUBLICENSEE PRODUCTS. deCode will pay to BIDMC [CONFIDENTIAL TREATMENT REQUESTED]of all Sublicense Income paid to deCode for sales of Royalty-Bearing Products that are covered by at least one Valid Claim of a Licensed Patent in the country where such Royalty-Bearing Products are sold.


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             (B) UNPATENTED SUBLICENSEE PRODUCTS INCLUDING KNOWHOW.
deCode will pay to BIDMC [CONFIDENTIAL TREATMENT REQUESTED] of all Sublicense income paid to deCode for sales of Royalty-Bearing Products that are not covered by at least one Valid Claim of a Licensed Patent in the country where such Royalty-Bearing Products are sold.

         (C) MINIMUM SUBLICENSE PAYMENTS. In the event that the royalty payments described in this section total less than [CONFIDENTIAL TREATMENT REQUESTED]of Net Sales of a sublicensee of Royalty-Bearing Products approved for therapeutic use or [CONFIDENTIAL TREATMENT REQUESTED]of Net Sales of a sublicensee of Royalty-Bearing Products approved for diagnostic use, the parties agree to meet in good faith to negotiate whether such payments are commercially reasonable payments to BIDMC in light of how other consideration, such as equity funding paid by the sublicensee to deCode shall be allocated.

         (D) SUBLICENSE INCOME PAYMENT TERMS. Sublicensee's income which is not royalty income, but which is owed to BIDMC under this Section 4.4.2(i.e. licensing fees and the like) shall be paid to BIDMC by deCode within thirty
(30)days from the date that deCode receives such payment from a sublicensee.

         4.4.3 DURATION OF ROYALTY OBLIGATIONS. The royalty obligations of deCode shall terminate on a country-by-country basis upon the latter of (i) the last to expire of the Licensed Patents in such country and (ii) fifteen (15) years after the first commercial sale of a Royalty-Bearing Product in such country.

         4.4.4 QUARTERLY PAYMENTS. With regard to Net Sales, royalties due thereon shall be payable quarterly, within forty-five (45) days after the end of each calendar quarter, based upon the Net Sales of the Royalty-Bearing Products during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Royalty-Bearing Product is made. With regard to Sublicense Income received by deCode for sales of Royalty-Bearing Products, royalties due thereon shall be payable quarterly, within sixty (60) days after the end of each calendar quarter, based upon the Sublicense Income received by deCode during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Royalty-Bearing Product is made by a sublicensee of deCode.




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                4.4.5 REPORTS. deCode shall furnish to BIDMC at the same time as each payment is made by deCode, a detailed written report of the Net Sales of Royalty-Bearing Products and the Sublicense Income received by decode for sales of Royalty-Bearing Products and the royalties due and payable for such calendar quarter.

                4.4.6 RECORDS. deCode shall keep full, complete and proper records and accounts of its sales of Royalty-Bearing Products and Sublicense Income received by deCode for sales of Royalty-Bearing Products to enable the royalties payable thereon to be determined. BIDMC shall have the right at its own expense to appoint an independent certified public accounting firm approved by deCode, which approval shall not be unreasonably withheld, to audit deCode's records which are necessary to verify the royalties payable pursuant to this Agreement. Such audit shall be at BIDMC's expense; provided, however, that if the audit discloses that BIDMC has been underpaid royalties by at least five percent (5%) for the audited period, then deCode shall reimburse BIDMC for any such reasonable audit costs, together with an amount equal to the additional royalties to which BIDMC is entitled as disclosed by the audit. BIDMC may exercise its right of audit no more frequently than once in any calendar year. The accounting firm shall disclose to BIDMC only information relating solely to the accuracy of the royalty payments. deCode shall preserve and maintain all such records required for audit for a period of two (2) years after the calendar quarter to which the record applies.

         4.4.7 NO DUPLICATE ROYALTIES. Under no circumstances shall deCode be obligated to pay more than one royalty on any Royalty-Bearing Product.

         4.4.8 FORM OF PAYMENT: TAXES. All amounts payable to BIDMC hereunder shall be payable in United States funds without deductions for taxes, assessments, fees or charges of any kind, except for the deductions provided in
Section 1.5. deCode shall be responsible for the payment of all withholding taxes imposed by any country on any royalty or other payment payable to BIDMC hereunder. All amounts payable to BIDMC hereunder shall be payable in United States dollars in Boston, Massachusetts, or at such other place as BIDMC may reasonably designate, provided, however, that if the law of any foreign country prevents any payment payable to BIDMC hereunder to be made in Boston, Massachusetts, or as otherwise designated by BIDMC or prevents any such payment to be made in United States dollars, BIDMC agrees to accept such royalty in form and place as permitted, including deposits by deCode in the applicable foreign currency in a local bank or banks in such country designated by deCode. If any





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currency conversion is required in connection with any payments to BIDMC hereunder, such conversion shall be made at the buying rate for the transfer of such other currency as quoted by The Wall Street Journal on the last business day of the applicable accounting period, in the case of any payment if payable with respect to a specified accounting period, or, in the case of any other payment, the last business day prior to the date of such payment.

         4.5 INTEREST. In the event that any payment (other than royalty payment) due hereunder is not made when due, the payment shall accrue interest beginning on the Effective Date at the annual rate of eighteen percent (18%). In the event any royalty payments are not made when due, the payment shall accrue interest beginning on the first day following the calendar quarter in which such payment is due calculated at the annual rate of the sum of (a) two percent (2%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, or on the date the payment is made, whichever is higher. In either case, the interest shall be compounded on the last day of each calendar quarter, provided that in no event shall said annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such payments when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of BIDMC to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

5.  TERM AND TERMINATION OF THIS AGREEMENT.

          5.1 TERM. Unless terminated sooner in accordance with the terms herein, this Agreement shall expire upon expiration of the last to expire of the Licensed Patents, provided however that the license granted to deCode under
Section 3 with respect to the Knowhow shall survive such expiration.

          5.2 TERMINATION WITHOUT CAUSE BY DECODE. For a period of thirty-six
(36) months from the Effective Date, deCode shall not have the right to terminate this Agreement without cause. Upon the termination of such thirty-six
(36) month period,


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deCode shall not have the right to terminate this Agreement without cause for additional twenty-four (24) months except that deCode shall have the right to request termination of this Agreement if it determines that (i) the continued research, development or distribution of Royalty-Bearing Products is not commercially feasible, or (ii) the manufacture, use or sale of Royalty-Bearing Products is covered by third party patents to which it is not willing to obtain a license. Upon deCode's determination of either event (i) or (ii) described above, deCode shall present to BIDMC in writing its determination, the rationale for such determination and its request for BIDMC's consent for early termination. The parties shall meet to discuss deCode's options and BIDMC agrees not to unreasonably withhold consent to deCode's request, provided, however, that deCode pay to BIDMC the difference between [CONFIDENTIAL TREATMENT REQUESTED] and the total amount of annual maintenance fees already paid by deCode to BIDMC pursuant to Section 4.3 above. After the fifth anniversary of the Effective Date, deCode shall have the right to terminate this Agreement upon thirty (30) days prior written notice to BIDMC.

         5.3 TERMINATION UPON DEFAULT BY DECODE. In the event of default by deCode, BIDMC may give deCode written notice of the default and elect to terminate this Agreement ninety (90) days after receipt of the notice unless, within said time period, deCode cures the default. Any dispute arising hereunder shall be resolved in accordance with the provisions of Section 10.1.

         5.4 RIGHTS UPON TERMINATION. Upon any termination of this Agreement, the exclusive license granted to deCode in Section 3 shall terminate, and deCode's maintenance fee and royalty obligations defined in Sections 4.3 and 4.4 shall also terminate. deCode's obligations under Sections 4.1, 4.2, 4.5, 6, 7.1, 7.2, 8 and 10.7, shall survive termination of this Agreement and in the event of any termination of this Agreement, deCode shall continue to have the right to exercise its rights as a joint owner of the Licensed Patents and the Knowhow. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.



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6.  WARRANTIES AND DISCLAIMERS.

         6.1 deCode warrants and represents that it has the right to enter into this Agreement.

         6.2 BIDMC warrants and represents that all patents and patent applications covering or relating to the Technology which were filed by or on behalf of BIDMC are listed on Schedule A. deCode warrants and represents that it has not filed any patent applications covering or relating to the Technology.

         6.3 BIDMC warrants and represents that it has the right to enter into this Agreement and to grant the licenses granted herein.

         6.4 NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE LICENSED TECHNOLOGY OR ANY ROYALTY-BEARING PRODUCTS AND HEREBY DISCLAIMS THE SAME

         6.5 NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTY THAT THE MANUFACTURE, USE OR SALE OF ANY ROYALTY-BEARING PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER RIGHT OF ANY PARTY AND HEREBY DISCLAIMS THE SAME.

7.  PATENT MATTERS.

         7.1 Patent Prosecution and Maintenance. deCode shall have the sole responsibility for the prosecution and maintenance of the Licensed Patents. deCode shall not abandon any patent application of the Licensed Patents or fail to maintain any of the Licensed Patents without providing BIDMC with sixty (60) days prior written notice to BIDMC. If deCode decides to abandon any patent application or not to maintain any patent of the Licensed Patents, then BIDMC may, at its own expense, assume control of the prosecution of such application or maintenance of such patent.



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         7.2 PROVISION OF INFORMATION TO BIDMC. deCode shall keep BIDMC informed with regard to the patent prosecution of the Licensed Patents by providing to BIDMC copies of all correspondence and filings with Patent Offices and an opportunity to comment on such correspondence and filings prior to the time that such papers are filed and submitted.

         7.3    INFRINGEMENT ACTIONS.

                7.3.1 CLAIMS OF INFRINGEMENT AGAINST THIRD PARTIES.

         (a) deCode shall have the sole right to initiate an infringement or other appropriate suit anywhere in the world against any third party who at any time has infringed, or is suspected of infringing, any of the Licensed Patents or of using without proper authorization or misappropriating all or any portion of the Knowhow.

         (b) deCode shall pay all expenses of the suit, including, without limitation, attorneys' fees and court costs. Any damages, settlement fees or other consideration for past infringement received as a result of such litigation shall be treated as Sublicense Income after deCode deducts its expenses related to such suit from the recovery. If necessary, BIDMC shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. BIDMC shall offer reasonable assistance to deCode in connection therewith at no charge to deCode except for reimbursement of reasonable expenses, including out-of-pocket expenses and salaries of BIDMC personnel, incurred in rendering such assistance. deCode shall not settle any such suit involving rights of BIDMC without obtaining the prior written consent of BIDMC, which consent shall not be unreasonably withheld. If, after deCode has had knowledge of such claim for at least six (6) months and following reasonable notice from the BIDMC, deCode shall fail to take any action against any Infringer which BIDMC may reasonably deem necessary or desirable to prevent such infringement or violation, or to recover damages therefor, in addition to any other remedy available to it, BIDMC may, upon notice to deCode, take any steps BIDMC may deem appropriate against such Infringer at BIDMC's own expense.


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deCode shall assist BIDMC, at BIDMC's expense, as reasonably requested in taking any such action against any such Infringer. Any amount recovered as a result of any such action taken by BIDMC shall be retained by BIDMC.

         7.3.2 CLAIMS OF INFRINGEMENT AGAINST DECODE.

         (a) In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any party or any of their respective Affiliates or sublicensees, claiming infringement of its patent rights or copyrights or unauthorized use or misappropriation of its technology, based upon an assertion or claim arising out of the development, manufacture, use or sale of Royalty-Bearing Products, such party shall promptly notify the other party of the claim or the commencement of such action, suit or proceeding enclosing a copy of the claim and/or all papers served. BIDMC agrees to make its advice regarding the technical merits of any such claim reasonably available to deCode.

         (b) If deCode or any of its sublicensees, in order to operate under or exploit the licenses granted under Section 3 of this Agreement in any country, must, in deCode's or sublicensee's reasonable judgment, make payments to one or more third parties to obtain a license or similar right under a patent or other technology in the absence of which Royalty-Bearing Products could not legally be developed, manufactured, used, marketed, imported, sold, or offered to be sold in such country, one-half 1/2) of such third party payments shall be set off against the royalty payments otherwise due to BIDMC provided that in no event shall the royalty payments due BIDMC be reduced by more than fifty percent (50%). During the course of negotiations between deCode and such third party, if requested by deCode, BIDMC shall render to deCode reasonable assistance as necessary for deCode to secure such license or similar right. The negotiation and final terms of such license or similar right shall be in the sole discretion of the deCode.

8. INDEMNIFICATION AND INSURANCE.

         8.1 PRODUCT LIABILITY INDEMNITY. deCode shall indemnify, defend and hold harmless BIDMC and its trustees, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns (the "Indemnitees"),


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against any and all ability, damage, loss or expense (including reasonable
Attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) and arising out of the design, production, manufacture, sale, use, lease or promotion by deCode or by a sublicensee, Affiliate or agent of deCode of any product, process or service relating to, or developed pursuant to this Agreement. deCode's indemnification obligations under this Section 8.1 shall not Apply to any damage, loss or expense directly attributable to the negligent activity of the Indemnitees.

         8.2 INSURANCE. At such time as any Royalty-Bearing Product is being commercially distributed or sold by deCode or by a sublicensee, Affiliate or agent of deCode, deCode shall, at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $2 million per incident and $2 million aggregate naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (a) product liability coverage and broad form contractual liability coverage for deCode's indemnification under Section 8.1 above. If deCode elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance programs must be acceptable to BIDMC. deCode shall provide BIDMC with written evidence of such insurance upon request of BIDMC. deCode shall provide BIDMC with written notice prior to any cancellation, non-renewal or material change in such insurance. Upon such notice BIDMC shall have the right to terminate this Agreement. deCode shall maintain such commercial general liability insurance during (a) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by deCode or by a sublicensee, Affiliate or agent of deCode and (b) a reasonable period after the period referred to in (iii) (a) above which in no event shall be less than fifteen (15) years.

9.  DUE DILIGENCE / GENERAL OBLIGATION.

         deCode shall use commercially reasonable efforts to commercialize the licensed Technology. In the event that deCode shall fail to comply with due diligence obligations under this paragraph, deCode shall (i) within 60 days of deCode's receipt of written notice of such failure, provide BIDMC a commercially reasonable plan to remedy such failure within a time period not to exceed 180 days from the date of deCode's receipt of such notice and (ii) cure such failure in accordance with such plan within the time provided for under such plan. deCode shall provide BIDMC at least once per year a report of its activities and efforts toward commercialization of the licensed Technology in sufficient detail to allow BIDMC to monitor deCode's compliance with the due diligence provisions of this Agreement. In addition, deCode shall meet with the Chief of Neurology of BIDMC, or his/her designee, every six (6) months in order to enable such person to monitor deCode's commercialization activities and to offer suggestions relating to such commercialization. The sole remedy of BIDMC for any failure of deCode to comply with the obligations set forth in this Section 9 to use reasonable efforts to commercialize the licensed Technology shall be to obtain immediate payment from deCode of all unpaid amounts specified in Sections 4.1 (provided that the preferred stock purchase price shall be the last price paid per share (or the last valuation per share in the case of a non-cash transaction, e.g. license agreement, lease line, etc.) for deCode's preferred stock before the date of termination, or if deCode doses an initial public offering, the last price paid by the public for deCode's common stock at the close of trading on the day preceding the date of termination.) and 4.3 (due through the fifth anniversary of the Effective Date) of this Agreement and terminate the licenses to the Licensed Patents and Knowhow granted in Section 3 so that following such termination deCode will only have the non-exclusive right as a joint owner to practice the Licensee Patents and Knowhow.

10.  GENERAL PROVISIONS.

         10.1 ARBITRATION. Any matter or disagreement arising out of this Agreement shall be resolved by arbitration. Such matter or disagreement shall be submitted for decision to a mutually selected arbitrator. If an arbitrator cannot be agreed upon, the parties shall request the American Arbitration Association to appoint an arbitrator.

The arbitrator shall conduct the arbitration in accordance with the Rules of the American Arbitration Association. The decision and award by the arbitrator shall be final and binding. Judgment upon the award may be entered in any court having jurisdiction thereof. Any arbitration pursuant to this Section 10.1 shall be held in Boston, Massachusetts, or such other place as may be mutually agreed upon in writing by the parties. The costs of any such arbitration shall be shared equally by the parties.

         10.2 ENTIRE AGREEMENT; MODIFICATION. This Agreement and the Mutual Release attached hereto as Exhibit C set forth the entire agreement and understanding between the parties as to the subject matter set forth in this Agreement. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

         10.3 MASSACHUSETTS LAW. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

         10.4 HEADINGS. The headings for each article and section of this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

         10.5 SEVERABILITY. If any provision of this Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         10.6 NO WAIVER. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an expense written and signed waiver as to a particular matter for a particular period of time.

         10.7 ATTORNEY FEES. In any dispute between the parties, the attorney fees and court costs of the prevailing party shall be reimbursed by the other party.

         10.8 ASSIGNMENTS. This Agreement shall not be assignable by either of the parties without the express written consent of the other party, which consent shall not be unreasonably withheld, except each party may assign this Agreement without consent of the other party, but with notice, to any successors in interest of the assigning party's business related to this Agreement.

         10.9 NOTICES. Any notices given pursuant to this Agreement shall be in writing and shall be sent by hand, certified mail, overnight courier, or fax addressed as follows

FOR BIDMC:                 Beth Israel Deaconess Medical Center
                           One Deaconess Road
                           Boston, MA 02215
                           Fax No. 617-632-7196
                           Attention: Barry I. Eisenstein, M.D.

with a copy to:
                           Ropes & Gray
                           One International Place
                           Boston, Massachusetts 02110-2624
                           Attention: Dacia A. Clayton, Esq.

FOR deCode:                deCode Genetics, Inc.
                           Lynghais 1
                           110 Reykjavik, Iceland
                           Fax No. 354-564-1901
                           Attention: Kari Stefansson, M.D.
with a copy to:
                           Hale and Dorr LLP
                           60 State Street
                           Boston, Massachusetts 02109
                           Attention: David E. Redlick, Esq.

Such notices shall be effective upon receipt by the addressee.

         10.10 COMPLIANCE WITH U.S. LAWS. Nothing contained in this Agreement shall require or permit BIDMC or deCode to do any act inconsistent with the requirements of any United States law, regulation, or executive order as the same may be in effect from time to time.

         10.11 COMPLIANCE WITH LAW. deCode shall comply with and shall. instruct any sublicensee to comply, in all material respects, with all government statutes and regulations that relate to Royalty-Bearing Products, including, but not limited to, FDA statutes and regulations and the Export Administration Act of 1979 (50 App. U.S.C.ss.2401 et.seq.), as amended, and the regulations promulgated thereunder, and any applicable similar laws and regulations of any other country. Without limiting the generality of the foregoing, deCode agrees that all Royalty-Bearing Products used or sold in the United States shall be manufactured substantially in the United States to the extent required by and in compliance with the 35 U.S.C.ss.200 et.seq. and all implementing regulations thereto as may be amended from time to time.

         10.12 MARKING. deCode shall cause all Royalty-Bearing Products sold in the United States to be marked with all U.S. patent numbers for any applicable Licensed Patent, to the extent required by United States law. deCode shall similarly cause all Royalty-Bearing Products shipped to or sold in any other country to be marked with the patent number(s) for any applicable Licensed Patent in such a manner as to conform with the patent laws and practice of such country.

         10.13 PUBLICITY. Except as required by law or permitted hereunder, deCode shall not use the name of the BIDMC or BIDMC's Affiliates, nor that of any staff member employee, or student or BIDMC or its Affiliates, or any adaptation thereof, in any advertising, promotional or sales literature, offering materials, business plan or any other form of publicity without prior written consent obtained from BIDMC and from the individual staff member, employee or student if such individual's name is so used.

         10.14 INDEPENDENT CONTRACTORS. For the purposes of this Agreement and all services to be provided hereunder, each shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


Beth Israel Deaconess Medical Center     deCODE Genetics, Inc.

By:        /s/ David Dolins              By:     /s/ Terrence McGuire
           ------------------------              ------------------------------
Title:     President                     Title:  Director & Assistant Secretary
           ------------------------              ------------------------------

                                    EXHIBIT A

                                LICENSED PATENTS


Provisional Patent Application Entitled,

         [CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT B

                            STOCK PURCHASE AGREEMENT

                                   (Attached)

                              DECODE GENETICS, INC.

                   SERIES A PREFERRED STOCK PURCHASE AGREEMENT

         This SERIES A PREFERRED STOCK PURCHASE AGREEMENT ("Agreement") is made effective as of January ___, 1998, by and between deCODE genetics, Inc., a Delaware corporation (the "Company") and Beth Israel Deaconess Medical Center, Inc., a Massachusetts corporation ("Purchaser").

         Whereas, the parties hereto have entered into that certain License Agreement, dated as of the date hereof (the "License Agreement"), and Section 4 of the License Agreement provides for the sale and issuance of the Company's Series A Preferred Stock to Purchaser.

         NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

              1.      AUTHORIZATION AND SALE OF SHARES

         1.1 AUTHORIZATION. The Company has authorized the sale and issuance to Purchaser [CONFIDENTIAL TREATMENT REQUESTED] shares of Series A Preferred Stock (the "Shares").

         1.2 SALE. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to Purchaser, and Purchaser hereby agrees to purchase from the Company, the Shares, for a purchase price of One Dollar ($1.00) per share, and an aggregate purchase price of [CONFIDENTIAL TREATMENT REQUESTED], which purchase price is deemed to have been paid by Purchaser pursuant to the terms set forth in Section 4 of the License Agreement.

         1.3 CLOSING. The closing of the sale of purchase of the Shares under this Agreement shall be held on January 12, 1998, at the offices of Purchaser or at such other time and place as the Company and Purchaser may agree (the "Closing").

         1.4 DELIVERY. At the Closing and upon full payment of the purchase price of the Shares, the Company will deliver to Purchaser a certificate representing the Shares, dated as of the date of the Closing.

              2.      REPRESENTATIONS TO PURCHASER

         Purchaser hereby represents and warrants to the Company as follows:

         2.1 Purchaser is acquiring the Shares for Purchaser's own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "1933 Act").

         2.2 Purchaser understands that (i) the Shares have not been registered under the 1933 Act by reason of a specific exemption therefrom, that they must be held by Purchaser indefinitely, and that Purchaser must, therefor, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the 1933 Act or is exempt from such registration;
(ii) each certificate representing the Shares will be endorsed with the following legend:

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

and (iii) the Company will instruct any transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied.

         2.3 Purchaser has been furnished with all the information necessary to make an informed investment decision. Purchaser has been given access to such information relating to the Company as Purchaser has requested.

         2.4 By reason of Purchaser's business or financial experience, Purchaser has the capacity to make the decision referred to in subsection (c) above.

         2.5 Purchase is an "accredited investor, "as such term is defined in Rule 501(a) of Regulation D of the 1933 Act.

              3.      REPRESENTATIONS OF THE COMPANY.

         The Company hereby represents and warrants to Purchaser as follows:

         3.1 The Shares, when issued in compliance with the provisions of this Agreement, will be fully paid and non-assessable.

         3.2 The Company has all requisite legal and corporate power to execute and deliver this Agreement, to issue and sell the Shares and to carry out and perform its obligations under the terms of this Agreement.

         3.3 All corporate action on the part of the Company, its directors and stockholders necessary for the sale and issuance of the Shares and the performance of the Company's obligations hereunder has been taken or will be taken prior to the Closing.

         3.4 Since October 30, 1997 until January 12, 1998, there has been no change in the assets, liabilities, financial condition, business prospects or operations of the Company, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition, business prospects or operations of the Company.

     4.  MISCELLANEOUS.

         4.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely with the State of Delaware.

         4.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

         4.3 ENTIRE AGREEMENT. This Agreement and the License Agreement constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof.

         4.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

         4.5 FURTHER ACTION. Each party shall, without further consideration, take such further action and execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

 This Agreement is hereby executed as of the date first above written.

                             DECODE GENETICS, INC.

                             By:________________________________________
                                 Kari Stefansson, President


                             BETH ISRAEL DEACONESS MEDICAL CENTER, INC.

                             By:________________________________________

                             Print Name:________________________________

                             Title:_____________________________________

                                    EXHIBIT C

                                 MUTUAL RELEASE

                                   (ATTACHED)

                                 MUTUAL RELEASE


              IN CONSIDERATION OF THE MUTUAL RELEASES CONTAINED HEREIN AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which consideration is hereby acknowledged, Beth Israel Deaconess Medical Center, Inc. ("B.I."), for itself and for its successors, assigns, subsidiaries, and affiliates, does hereby remise, release, and forever discharge Dr. Kari Stefanson ("Dr. Kari Stefanson") and deCode genetics, Inc. ("deCode") and all of their heirs, successors, assigns, affiliates, subsidiaries, officers, directors, shareholders, employees, agents and attorneys (collectively, "the deCode entitities") of and from all debts, demands, causes of action, accounts, covenants, contracts, agreements, damages, and any and all claims, demands, and liabilities whatsover of every name and nature, both in LAW and EQUITY, which against the deCode entities, individually or collectively, B.I. and/or its successors, assigns, subsidiaries, and affilitates now have or ever had from the beginning of the world to this date, including without limitation any of the foregoing that were, could have been, or could be asserted or interposed in Civil Action No. 97-3046 in the Suffolk Superior Court of Massachusetts, but excluding any of the foregoing arising out of or with respect to a certain Settlement Agreement or a certain Amended and Restated Investor Rights Agreement of even date between B.I. and deCode; and Dr. Stefanson and deCode, for themselves and their heirs, successors, assigns, subsidiaries, and affiliates do hereby remise, release, and forever discharge B.I. and all of its successors, assigns, affiliates, subsidiaries, officers, diretors, shareholders, employees, agents, and attorneys, (collectively, "the B.I. entities") of and from all debts, demands, causes of action, accounts, covenants, contracts, agreements, damages, and any and all claims, demands, and liabilities whatsoever of every name and nature, both in LAW and EQUITY, which against B.I. entities, individually or collectively, Dr. Stefanson, deCode, and/or their successors, assigns, subsidiaries and affiliates now have or ever had from the beginning of the world to this date, including without limitation any of the foregoing that were, could have been, or could be asserted or interposed in Civil Action No. 97-3046 in the Suffolk Superior Court of Massachuesetts, but excluding any of the foregoing arising out of or with respect to a certain Settlement Agreement or a certain Amended and Restated Investor Rights Agreement of even date between B.I. and deCode.

              IN WITNESS WHEREOF, the undersigned have executed this releas as sealed instrument as of January ___, 1998.


                                   BETH ISRAEL DEACONESS MEDICAL CENTER

                                   By:__________________________________

                                   Its:_________________________________


                                   DR. KARI STEFANSSON

                                       _________________________________


                                   DECODE GENETICS, INC.

                                   By:__________________________________

                                   Its:_________________________________